Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One SE Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505
Casey’s Completes Strong 2019 with 33% Growth in 4th Quarter Diluted Earnings Per Share
Ankeny, IA, June 10, 2019 - Casey’s General Stores, Inc. ("Casey's", or the "Company") (Nasdaq symbol CASY) today reported diluted earnings per share of $0.68 for the fourth quarter of its fiscal year ended April 30, 2019, compared to $0.51 for the same period a year ago. Diluted earnings per share was $5.51 for the year, compared to $3.81 last year, or $8.34 when including the one-time benefit of the adoption of the Tax Cuts and Jobs Act. Income before income taxes grew nearly 58% and 23% for the fourth quarter and fiscal year, respectively. “The combination of gross profit dollar margin expansion, a focus on controlling operating expense growth, and opening more stores were the primary drivers of that growth,” stated Terry Handley, President and Chief Executive Officer. “We are pleased with our fiscal 2019 results. The entire team demonstrated a focused effort to drive the business forward while working diligently to build out new capabilities that will support future earnings growth, including completing several value creation plan milestones in the fourth quarter.”
Value Creation Plan Update - The Company has completed or made progress on the following value creation plan activities:

•	Successfully launched the new Caseys.com e-commerce website

•	Launched fuel price optimization platform in all stores

•	At fiscal year end, the new fleet card program has over 2,000 active cards and 500 new accounts

•	Completed inside price optimization store test with planned rollout in fiscal 2020

•	Piloting new in-store order management system with expected launch in first half of fiscal 2020

•	Expecting launch of enhanced mobile app in first quarter of fiscal 2020

Fuel - For the quarter, the average margin was 18.6 cents per gallon, compared to 16.3 cents per gallon for the same quarter a year ago. Same-store gallons sold in the quarter decreased 2.8%. “The Company experienced a challenging wholesale cost environment throughout the quarter,” stated Handley. “However, our balanced approach to retail fuel pricing resulted in a considerable increase in gross profit when compared to the fourth quarter a year ago.” Total gross profit dollars for the quarter increased over 17% to $101.4 million, while total gallons sold for the quarter increased 2.6% to 546.0 million. For fiscal 2019, total gross profit dollars were up 14.6% to $466.1 million, while total gallons sold were up 4.4% to 2.3 billion. For the year, same-store gallons sold were down 1.7% with an average margin of 20.3 cents per gallon. “Moving forward, we remain confident the newly-implemented capabilities in retail fuel pricing and fuel procurement will further enhance fuel profitability,” added Handley.
Grocery and Other Merchandise - For the fourth quarter, same-store sales were up 5.7% with an average margin of 31.5%. Same-store sales for the fiscal year were up 3.6% with an average margin of 32.1%. “Refinements in product offerings and promotional strategies in higher margin items contributed to increased same-store sales growth and margin expansion comparatively for the fourth quarter and fiscal year,” said Handley. Total sales for the quarter were up nearly 10% to $562.7 million while total gross profit dollars increased 10.8% to $177.2 million. For the year, total sales were up 8.5% to $2.4 billion and gross profit dollars increased 9.6% to $759.8 million. “The successful inside price optimization store test and eminent rollout will provide our diverse store base dynamic pricing capabilities to meet today’s ever-changing competitive landscape, and will further support ongoing growth in gross profit dollars to the category,” said Handley.
Prepared Food and Fountain - For the fourth quarter, same-store sales were up 2.0% with an average margin of 62.2%. “Continued benefits from strategic price increases, favorable commodity costs and changes in promotional campaigns resulted in considerable margin expansion in the fourth quarter compared to the same time period a year ago,” said Handley. Total gross profit dollars for the quarter were up nearly 10% to $158.1 million while total sales increased 5.4% to $254.1 million. For fiscal 2019, total gross profit dollars rose 8.9% to $668.6 million, and total sales increased 6.8% to $1.1 billion. Same-store sales for fiscal 2019 were up 1.9% with an average margin of 62.2%. “The recent launch of the new Caseys.com e-commerce website marked a key milestone in our digital transformation journey,” said Handley. “We are confident these digital capabilities, combined with our new price optimization platform, will improve our competitive position and increase gross profit dollars to the category.”
Operating Expenses - For the fourth quarter, operating expenses were up 9.6% to $346.2 million. For the fiscal year, operating expenses increased 8.4% to $1.4 billion. “Both the quarter and full year increase in operating expenses was primarily due to operating more stores than the same time a year ago offset by a reduction in employee costs at same-stores,” said Handley. Fourth quarter operating expenses were also impacted by lapping the reduction in 24-hour and pizza delivery formats from prior year, along with increases in technology expenses and credit card fees. Same-store operating expenses excluding credit card fees were down 1.1% and 0.6% for the quarter and full year, respectively. “A focus on aligning labor with customer trends throughout the fiscal year contributed to the Company’s strong earnings growth,” added Handley. “Process improvements and new capabilities are under way across the business focused on driving efficiencies and enhancing future earnings growth.”
Expansion - The following table represents the roll forward of store growth through the fourth quarter of fiscal 2019:

Store Count
Stores at 4/30/18	2,073
New Store Construction	56
Acquisitions	24
Acquisitions not opened	(2)
Prior Acquisitions opened	5
Closed	(10)
Stores at 4/30/19	2,146
As of April 30, 2019, the Company had 8 acquisition stores under agreement to purchase and a new store pipeline of 81 sites, including 41 under construction.
Share Repurchase Program - The Company has $300 million remaining on its authorization from March 2018. There were no repurchases made against that authorization in the fourth quarter.
Fiscal 2020 Guidance - The corporate performance guidance for fiscal 2020 is as follows:

	Same-store Sales	Average Margin
Fuel (Gallons and CPG)	(.5%) - 1.0%	20.5 - 22.5
Grocery and Other Merchandise	2.5 - 4.0%	32.0 - 33.0%
Prepared Food and Fountain	3.0 - 6.0%	61.0 - 63.0%

Other Guidance
Operating Expenses (including expenses from value creation plan)	7.0 - 9.0%
Depreciation and Amortization	11.0 - 13.0%
New Store Construction	60 stores
Acquisitions	25 stores
Dividend - For the last 19 years, the Company has increased its annual dividend to shareholders. At its June meeting, the Board of Directors increased the quarterly dividend from $0.29 to $0.32 per share. The dividend is payable August 15, 2019 to shareholders of record on August 1, 2019.

Casey’s General Stores, Inc.
Condensed Consolidated
Statements of Income
(Dollars in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2019	2018	2019	2018
Total revenue	$2,178,397	2,089,037	$9,352,910	8,391,124
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,726,027	1,683,922	7,398,186	6,621,731
Operating expenses	346,165	315,809	1,391,279	1,283,046
Depreciation and amortization	62,867	57,402	244,387	220,970
Interest, net	13,749	13,119	55,656	50,940
Income before income taxes	29,589	18,785	263,402	214,437
Federal and state income taxes	4,377	(477)	59,516	(103,466)
Net income	$25,212	19,262	$203,886	317,903
Net income per common share
Basic	$0.69	0.52	$5.55	8.41
Diluted	$0.68	0.51	$5.51	8.34
Basic weighted average shares	36,752,152	37,298,281	36,709,940	37,778,304
Plus effect of stock compensation	268,779	353,010	265,447	353,795
Diluted weighted average shares	37,020,931	37,651,291	36,975,387	38,132,099

Casey’s General Stores, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	April 30, 2019	April 30, 2018
Assets
Current assets
Cash and cash equivalents	$63,296	$53,679
Receivables	37,856	45,045
Inventories	273,040	241,668
Prepaid expenses	7,493	5,766
Income tax receivable	28,895	50,682
Total current assets	410,580	396,840
Other assets, net of amortization	52,947	29,909
Goodwill	157,223	140,258
Property and equipment, net of accumulated depreciation	3,110,626	2,902,920
Total assets	$3,731,376	$3,469,927
Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$75,000	$39,600
Current maturities of long-term debt	17,205	15,374
Accounts payable	335,240	321,419
Accrued expenses	163,487	131,457
Total current liabilities	590,932	507,850
Long-term debt, net of current maturities	1,283,275	1,291,725
Deferred income taxes	385,788	341,946
Deferred compensation	15,881	15,928
Insurance accruals, net of current portion	22,663	19,748
Other long-term liabilities	24,068	21,589
Total liabilities	2,322,607	2,198,786
Total shareholders’ equity	1,408,769	1,271,141
Total liabilities and shareholders’ equity	$3,731,376	$3,469,927
Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements, including our ability to execute our value creation plan or to realize benefits therefrom. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary by Category (Amounts in thousands)
Three months ended 4/30/2019	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$1,345,866	$562,699	$254,086	$15,746	$2,178,397
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$101,417	$177,188	$158,057	$15,708	$452,370
Margin	7.5%	31.5%	62.2%	99.8%	20.8%
Fuel gallons	546,006
Three months ended 4/30/2018
Revenue	$1,321,417	$511,834	$241,163	$14,623	$2,089,037
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$86,640	$159,929	$143,949	$14,597	$405,115
Margin	6.6%	31.2%	59.7%	99.8%	19.4%
Fuel gallons	532,196

Summary by Category (Amounts in thousands)
Twelve months ended 4/30/2019	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$5,848,770	$2,369,521	$1,074,294	$60,325	$9,352,910
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$466,107	$759,817	$668,598	$60,202	$1,954,724
Margin	8.0%	32.1%	62.2%	99.8%	20.9%
Fuel gallons	2,296,030
Twelve months ended 4/30/2018
Revenue	$5,145,988	$2,184,147	$1,005,621	$55,368	$8,391,124
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$406,811	$693,576	$613,736	$55,270	$1,769,393
Margin	7.9%	31.8%	61.0%	99.8%	21.1%
Fuel gallons	2,198,600

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2019	0.5%	(1.1)%	(3.4)%	(2.8)%	(1.7)%	F2019	20.5	¢	20.0	¢	22.1	¢	18.6	¢	20.3	¢
F2018	1.7	1.9	3.8	2.0	2.3	F2018	19.3		19.7		18.6		16.3		18.5
F2017	3.1	3.7	2.6	(0.5)	2.1	F2017	19.5		18.6		17.9		17.2		18.4

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2019	3.2%	2.7%	3.4%	5.7%	3.6%	F2019	32.4%	32.4%	31.9%	31.5%	32.1%
F2018	3.1	2.5	2.5	(0.4)	1.9	F2018	31.9	32.0	31.9	31.2	31.8
F2017	4.7	3.1	3.0	1.5	2.9	F2017	31.6	32.0	31.1	31.1	31.5

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2019	1.7%	2.2%	1.5%	2.0%	1.9%	F2019	62.0%	62.4%	62.3%	62.2%	62.2%
F2018	3.7	2.1	1.7	(1.3)	1.7	F2018	62.5	61.3	60.5	59.7	61.0
F2017	5.1	5.1	5.8	3.2	4.8	F2017	62.8	62.9	61.7	61.7	62.3

Corporate information is available at this website: https://www.caseys.com. Earnings will be reported during a conference call on June 11, 2019. The call will be broadcast live over the Internet at 9:30 a.m. CST.  To access the call, go to the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx.  No access code is required.  A webcast replay of the call will remain available in an archived format on the Press Releases and Webcasts section of our website at https://investor.caseys.com/events-and-presentations/default.aspx for one year after the call.